Exhibit (d)(1)(ii)

INVESTMENT ADVISORY AGREEMENT

Appendix A
COMPENSATION SCHEDULE
(updated September 9, 2021)

For the services delineated in this Agreement, the Advisor shall receive an investment advisory fee equal to an annualized rate of the average daily net assets of each of the Funds as listed below.  The fee shall be computed and accrued daily and paid in one or more payments during the calendar month, but not later than two business days following the end of each calendar month, based upon the average daily net assets of each Fund.

FUND	INVESTMENT ADVISORY FEE
AI Quality Growth ETF	0.90%
Adaptive Alpha Opportunities ETF	1.00%
Adaptive High Income ETF	0.55%
RH Hedged Multi-Asset Income ETF	0.80%
RH Tactical Outlook ETF	1.00%
RH Tactical Rotation ETF	1.00%
AI Quality Dividend ETF	0.45%

STARBOARD INVESTMENT TRUST
On behalf of the Fund

By:	/s/ Katherine M. Honey
Katherine M. Honey, President and
Principal Executive Officer

CAVALIER INVESTMENTS, LLC
d/b/a ADAPTIVE INVESTMENTS

By:	/s/ Gregory A. Rutherford
Gregory A. Rutherford, Chief Executive Officer